Exhibit 99.1

AMENDMENT NO. 1 TO COLLATERAL AGREEMENT

AMENDMENT dated as of November 29, 2006 to the Collateral Agreement dated as of April 28, 2005 (the “Collateral Agreement”) among Eco Telecom Limited, a company organized under the laws of Gibraltar, as Pledgor (the “Pledgor”), Deutsche International Corporate Services Limited, a Jersey company, as Collateral Agent (in such capacity, together with its successors in such capacity, the “Collateral Agent”) for the benefit of Deutsche International Corporate Services Limited, as trustee under the Indenture referred to therein (in such capacity, together with its successors in such capacity, the “Trustee”), the Trustee, The Bank of New York, as Securities Intermediary (as defined therein) (the “Securities Intermediary”) and, solely with respect to Section 11 of the Collateral Agreement, The Bank of New York, in its capacity as depositary under the ADR Program (as defined therein) (in such capacity, together with its successors in such capacity, the “Depositary”).

WHEREAS, the parties hereto have recognized that the Collateral Agreement in the written version executed on April 28, 2005 (the “Closing Date”) contains a scrivener’s error and does not fully reflect the agreement and understanding of the parties thereto;

WHEREAS, the Securities Intermediary agreed on the Closing Date to comply with any “entitlement order” (as defined in Section 8-102 of the UCC) originated by the Collateral Agent and relating to the Collateral Account or any financial asset credited thereto without further consent by the Pledgor or any other person, and the Pledgor consented to the foregoing agreement by the Securities Intermediary; and

WHEREAS, the parties hereto desire to correct such omission in the written version of the Collateral Agreement executed on the Closing Date by executing this Amendment;

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Collateral Agreement has the meaning assigned to such term in the Collateral Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Collateral Agreement shall, after this Amendment becomes effective, refer to the Collateral Agreement as amended hereby.

SECTION 2. Entitlement Orders. (a) The following provisions shall be added in Section 4(b) of the Collateral Agreement as a new subsections (v) and (vi):

“(v) Entitlement Orders. The Securities Intermediary agrees to comply with any “entitlement order” (as defined in Section 8-102 of the UCC) originated by the Collateral Agent and relating to the Collateral Account or any financial asset credited thereto without further consent by the Pledgor or any other person. The Pledgor consents to the foregoing agreement by the Securities Intermediary.

(vi) Pledgor Entitlement Orders. In addition to, and not in lieu of, the obligation of the Securities Intermediary to honor entitlement orders as agreed in Section 4(b)(v) hereof, the Securities Intermediary agrees that except as provided in Sections 7(a) or (b) hereof, the Securities Intermediary shall not comply with any entitlement order of the Pledgor or any agent of the Pledgor with respect to the Collateral Account or any financial asset credited thereto without the prior written consent of the Collateral Agent.”

(a) The following sentence shall be added between the second and third sentences of Section 7(b):

“If the Securities Intermediary has received notice from the Collateral Agent that an LTV Ratio Triggered Early Maturity has occurred or an Event of Default has occurred and is continuing and the Collateral Agent has decided to exercise its remedies under Section 8 hereof, only the Collateral Agent shall have the right, from time to time, to vote and to give all approvals, consents, ratifications, waivers and to do all actions with respect to the Collateral (including all VIP Shares).”

(b) The following provision shall be added to the Collateral Agreement as a new Section 7(c):

“(c) The Collateral Agent agrees with the Pledgor that it will not: (A) originate any entitlement orders directing the Securities Intermediary not to pay over to the Pledgor cash dividends relating to the Collateral or any other entitlement order or similar instruction relating to cash constituting Collateral, (B) direct the Securities Intermediary with respect to the voting of any financial assets credited to the Collateral Account, or (C) originate any other entitlement orders in respect of any financial assets in the Collateral Account or otherwise (including entitlement orders directing disposition of any financial assets in the Collateral Account) or give any approval, consent, ratification, waiver or do any other action with respect to the Collateral, in each case, unless an LTV Ratio Triggered Early Maturity shall have occurred or an Event of Default shall have occurred and be continuing and the Collateral Agent has decided to exercise its remedies under Section 8 hereof. The parties hereto agree that the agreement contained in the foregoing sentence is solely an agreement between the Collateral Agent and the Pledgor and shall not affect the obligations of the Securities Intermediary under Section 4(b).”

SECTION 3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 4. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 5. Effectiveness. This Amendment shall become effective on the date when a counterpart of this Amendment is signed by each of the Pledgor, the Collateral Agent, the Trustee and the Securities Intermediary and its effect shall be retroactive to the Closing Date.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

ECO TELECOM LIMITED, as Pledgor

By:	/s/ Marina Kushnareva
Name:	Marina Kushnareva
Title:	Director

DEUTSCHE INTERNATIONAL CORPORATE SERVICES LIMITED, as Collateral Agent

By:	/s/ Louise Holmes /s/ Avril Kerr
Name:	Louise Holmes/Avril Kerr
Title:	Authorized Signatories

DEUTSCHE INTERNATIONAL CORPORATE SERVICES LIMITED, as Trustee

By:	/s/ Louise Holmes /s/ Avril Kerr
Name:	Louise Holmes/Avril Kerr
Title:	Authorized Signatories

THE BANK OF NEW YORK, as Securities Intermediary

By:	/s/ Lloyd George
Name:	Lloyd George
Title:	Assistant Vice President

The undersigned, in its capacity as holder of Securities representing 100 percent of the Securities issued under the Indenture dated as of April 28, 2005 among Eco Telecom Limited, a company organized under the laws of Gibraltar, as Issuer, Alfa Telecom Limited, as Guarantor, Deutsche Bank AG London Branch, as Calculation Agent, and Deutsche International Corporate Services Limited, as trustee, outstanding as of the date hereof, in accordance with Section 12(b) of the Collateral Agreement, hereby consents to Amendment No. 1 to the Collateral Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed as of the date first above written.

DEUTSCHE BANK AG LONDON BRANCH, as Holder of Securities

By:	/s/ Andrew Dixon-Smith /s/ Hugh Corroon
Name:	Andrew Dixon-Smith/Hugh Corroon
Title:	Legal Counsel